                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-b(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          DURA AUTOMOTIVE SYSTEMS, INC.
                (Name of registrant as specified in its charter)

                          DURA AUTOMOTIVE SYSTEMS, INC.
    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies: ______
     (2)  Aggregate number of securities to which transaction applies: _________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __________________________________
     (4)  Proposed maximum aggregate value of transaction:______________________
     (5)  Total fee paid: ______________________________________________________

[ ]  Fee previously paid with preliminary materials.

[ ]  Check box if any part of fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and date of its filing.

     (1)  Amount previously paid: ______________________________________________
     (2)  Form, schedule, or registration statement no.: _______________________
     (3)  Filing party: ________________________________________________________
     (4)  Date filed: __________________________________________________________

                         DURA AUTOMOTIVE SYSTEMS, INC.
                                4508 IDS CENTER
                             MINNEAPOLIS, MN 55402

                                 March 31, 1997

To Our Stockholders:

    You are cordially invited to attend the Company's 1997 Annual Meeting of Stockholders which will be held on May 14, 1997, at 1:00 p.m. eastern time, at Dura Automotive Systems, Inc., 2791 Research Drive, in Rochester Hills, Michigan.

    The official Notice of Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Meeting are more fully described in the Proxy Statement.

    It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

                                          Sincerely,

                                                   [SIGNATURE]

                                          S.A. Johnson
                                          CHAIRMAN OF THE BOARD

                         DURA AUTOMOTIVE SYSTEMS, INC.
                                   NOTICE OF
                      1997 ANNUAL MEETING OF STOCKHOLDERS

TIME:             1:00 p.m. eastern time, May 14, 1997.

PLACE:            Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills,
                  Michigan.

ITEMS OF          (1)    Election of directors;
BUSINESS:         (2)    Ratification of Arthur Andersen LLP as independent public
                  accountants of the Company; and

                  any other business that properly comes before the meeting.

RECORD DATE:      Holders of record at the close of business on March 21, 1997 are entitled to notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof. A list of such holders will be available prior to the meeting at the Company's corporate office for examination by any such holder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,

                                                [SIGNATURE]

                                          David R. Bovee
                                          ASSISTANT SECRETARY

                  Dated: March 31, 1997

                                    IMPORTANT
YOU CAN HELP US PREPARE FOR THE MEETING AND ELIMINATE EXTRA EXPENSE-- WHETHER YOU HAVE A FEW SHARES OR MANY--IF YOU WILL COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROMPT REPLY WILL ELIMINATE EXTRA EXPENSE IN SOLICITING YOUR PROXY.

                         DURA AUTOMOTIVE SYSTEMS, INC.
                                4508 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                      1997 Annual Meeting of Stockholders

                                  May 14, 1997

                            ------------------------

    This Proxy Statement and accompanying Proxy are being furnished to the holders of Class A common stock, par value $.01 per share, (the "Class A Stock") and Class B common stock, par value $.01 per share, (the "Class B Stock") (collectively the "Common Stock") of Dura Automotive Systems, Inc. (the "Company") in connection with the solicitation of Proxies on behalf of the Board of Directors of the Company (the "Board of Directors") for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 14, 1997 at 1:00 p.m. eastern time at Dura Automotive Systems, Inc., 2791 Research Drive, in Rochester Hills, Michigan, and at any adjournments and postponements thereof. These Proxy materials are being mailed on or about March 31, 1997 to holders of record on March 21, 1997 of the Common Stock.

    When you sign and return the enclosed Proxy and if no direction is indicated, such proxy will be voted FOR the slate of directors described herein, FOR the proposal set forth in Item 2 in the Notice of Meeting, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the Proxy holders.

    Returning your completed Proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your Proxy any time before it is voted by written notice to the Secretary of the Company prior to the Annual Meeting or by submission of a later-dated Proxy or by the withdrawal of your Proxy and voting in person at the Annual Meeting.

    On March 21, 1997, there were 3,825,756 shares of Class A Stock and 4,976,254 shares of Class B Stock outstanding. The Company's Class A Stock and Class B Stock are substantially identical except with respect to voting power and conversion rights. The Class A Stock is entitled to one vote per share and the Class B Stock is entitled to ten votes per share. The Class B Stock is convertible at the option of the holder, and mandatorily convertible upon the transfer thereof (except to affiliates) and upon the occurrence of certain other events, into Class A Stock on a share-for-share basis. The Class A Stock and Class B Stock will generally vote together as a single class on all matters submitted to a vote of stockholders. The presence in person or by Proxy of 51% of such votes shall constitute a quorum. Under Delaware law, abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                             ELECTION OF DIRECTORS

    The Board of Directors is currently comprised of eleven directors. The Board of Directors has nominated and recommends the election of each of the eleven nominees set forth below as a director of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the Proxy holders may vote for a substitute unless the Board of Directors reduces the number of directors.

    Directors will be elected at the Annual Meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by Proxy. There is no right to cumulative voting as to any matter, including the election of directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

    The following sets forth information as to each nominee for election at the Annual Meeting, including age as of March 21, 1997, principal occupation and employment for a minimum of the past five years, directorships in other publicly held companies and period of service as a director of the Company.

    S.A. (TONY) JOHNSON, 56, has served as Chairman and a Director of the Company since November 1990. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek Industries (Hidden Creek), a private industrial management company based in Minneapolis, Minnesota, which has provided certain management and other services to the Company. Mr. Johnson is also the President of J2R Corporation (J2R). Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from May 1990 until its sale to Lear Corporation in August 1995. Mr. Johnson is also Chairman and a director of Tower Automotive, Inc., a manufacturer of engineered metal stampings and assemblies for the automotive industry.

    KARL F. STORRIE, 59, has served as President, Chief Executive Officer and a Director of the Company since March 1991. Prior to joining the Company and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

    NEIL C. ANDERSON, 46, has served as a Director of the Company since August 1994. Mr. Anderson has also served as Vice President of Finance for Orscheln Management Co. since March 1991 and was named Senior Vice President of Finance in October 1995. Mr. Anderson has also served as a director for Analytical Bio Chemistry Laboratories, Inc. since June 1995.

    ROBERT E. BROOKER, JR., 59, has served as a Director of the Company since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation. Mr. Brooker is also a director of Full Circle Investments, a private investment company.

    W.H. CLEMENT, 69, has served as a Director of the Company since 1993. Mr. Clement serves as a consultant to Hidden Creek. From 1975 until May 1994, Mr. Clement served as Chief Executive Officer or as President of Automotive Industries Holding, Inc. and its predecessor. Mr. Clement is also a director of F&M National Corporation, a bank holding company, and Tower Automotive, Inc.

    JACK K. EDWARDS, 52, has served as a Director of the Company since December 1996. Mr. Edwards joined Cummins Engine Co., Inc. in 1972 and has served as Executive Vice President and Group President--Power Generation and International since March 1996. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.

    ROBERT R. HIBBS, 35, has served as a Director of the Company since August 1994 and as Vice President since November 1990. Mr. Hibbs, a stockholder of J2R, has also served as Vice President--Corporate Development of Hidden Creek since January 1994 and as its Director from April 1990 through December 1993. Prior thereto, Mr. Hibbs worked in the corporate finance area with Drexel Burnham Lambert, an investment banking firm, in New York from 1988 to 1990.

    JAMES L. O'LOUGHLIN, 51, has served as a Director of the Company since August 1994. Mr. O'Loughlin has also served as Vice President and General Counsel to Orscheln Management Co. since December 1987 and was named Senior Vice President in October 1995.

    WILLIAM L. (BARRY) ORSCHELN, 46, has served as a Director of the Company since August 1994. Mr. Orscheln has also served as President of Alkin (and its predecessors) since March 1994, as President of Orscheln Farm and Home since September 1995, as President of Orscheln Properties Co., L.L.C., since October 1994 and as President of Orscheln Management Co. since December 1987. Mr. Orscheln has served as a director of UMB Bank, a bank holding company, since July 1989 and as a director of Orscheln Management Co. since 1987.

    ERIC J. ROSEN, 36, has served as a Director of the Company since January 1995. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989. Mr. Rosen is also a director of Tower Automotive, Inc.

    BARBARA A. WESTHUES, 36, has served as a Director of the Company since August 1994. Ms. Westhues has also served as the Controller of Orscheln Management Co. since December 1987 and was named Senior Vice President in October 1995.

    There are no family relationships between any of the foregoing persons.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors held one meeting (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. During 1996, each director attended at least 75% of the meetings of the Board of Directors and any committees on which such director served.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors (the "Executive Committee") consists of Messrs. Johnson (Chairman), Orscheln and Storrie. The Executive Committee has all the power and authority vested in or retained by the Board of Directors and may exercise such power and authority in such manner as it shall deem for the best interest of the Company in all cases in which specific direction shall not have been given by the Board of Directors and subject to any specific limitations imposed by law or a resolution of the Board of Directors. The Executive Committee met three times during the preceding fiscal year.

    AUDIT COMMITTEE. The Audit Committee of the Board of Directors (the "Audit Committee") consists of Messrs. Hibbs (Chairman) and Rosen and Ms. Westhues. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors, internal accounting and financial controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company. The Audit Committee met twice during the preceding fiscal year.

    COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Messrs. Clement (Chairman), Brooker, and Edwards. During the last fiscal year, the Compensation Committee had all the power and authority of the Board of Directors with respect to salaries, compensation and benefits of directors, executive officers and key employees of the Company. The Compensation Committee met one time during the preceding fiscal year.

    NOMINATING COMMITTEE.  The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company or any of its affiliates each receive an annual fee of $14,400 for serving as a director of the Company. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended, $500 for each committee meeting attended and reimbursement of out of pocket expenses incurred to attend such meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 1996 through December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except Messrs. Brooker and Edwards each filed one Form 5 late relating to one transaction.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1997 and to perform other appropriate services as directed by the Company's management and the Board of Directors.

    A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. It is expected that a representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions or to make a statement if he or she so desires. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by Proxy at the meeting, other independent public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

    At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly be brought before the Annual Meeting and any adjournments or postponements thereof, the Proxies will be voted in the discretion of the Proxy holders.

                               SECURITY OWNERSHIP

    The following information with respect to the outstanding shares of Class A Stock and Class B Stock of the Company beneficially owned by each director and nominee for director of the Company, the chief executive officer and the four other most highly compensated executive officers, and the directors and executive officers as a group and all beneficial owners of more than 5% of each class of the Common Stock of the Company is furnished as of December 31, 1996.

                                                                    BENEFICIAL OWNERSHIP
                                                      ------------------------------------------------
                                                           CLASS A STOCK            CLASS B STOCK
                                                      ------------------------  ----------------------
 DIRECTORS, OFFICERS                                   NUMBER OF   PERCENT OF   NUMBER OF  PERCENT OF
AND 5% STOCKHOLDERS                                     SHARES        CLASS      SHARES       CLASS
----------------------------------------------------  -----------  -----------  ---------  -----------
ONEX DHC LLC(1)(2)..................................      --           --       2,791,364        55.8%
Alkin Co.(2)(3).....................................      --           --       2,221,310        44.3%
J2R Corporation(2)(4)...............................      --           --         408,211         8.2%
S.A. Johnson(2)(4)..................................      --           --         467,879         9.4%
Karl F. Storrie(2)(5)...............................       4,400        *         139,531         2.8%
David R. Bovee(2)...................................       1,000        *          41,308       *
Joe A. Bubenzer(2)..................................       1,200        *          35,814       *
Robert R. Hibbs(2)(6)...............................      --           --         431,160         8.6%
John J. Knappenberger...............................      29,709        *          --          --
Milton D. Kniss(2)..................................      --           --          17,992       *
Craig L. Lamiman(2).................................         150        *          35,250       *
Neil C. Anderson(2)(3)..............................      --           --       2,221,310        44.3%
W.H. Clement(2).....................................       2,000        *          --          --
James L. O'Loughlin(2)(3)...........................      --           --       2,221,310        44.3%
William L. Orscheln(2)(3)...........................      --           --       2,221,310        44.3%
Eric J. Rosen(1)(2).................................      --           --       2,791,364        55.8%
Scott D. Rued(2)(7).................................      --           --         454,109         9.1%
Barbara A. Westhues(2)(3)...........................      --           --       2,221,310        44.3%
Travelers Group Inc.(8).............................     407,805         10.7%     --          --
The TCW Group, Inc.(9)..............................     373,600          9.8%     --          --
Dresdner Bank AG(10)................................     320,500          8.4%     --          --
State of Wisconsin Investment Board(11).............     192,000          5.1%     --          --
All Directors and Officers as a group(15 persons)...      58,459          1.5%  4,822,844        96.2%

------------------------

*   Less than one percent.

(1) Reflects shares of Class B Common Stock held by Onex DHC LLC, which has shared voting power over 2,791,364 shares of Common Stock (see footnote (2)) and sole dispositive power over 1,794,913 shares of Class B Common Stock. Mr. Rosen, a Director of the Company, is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of Common Stock owned by Onex DHC LLC. Onex DHC LLC and Onex Investment Corp. are both wholly owned subsidiaries of Onex Corporation. The address for Onex DHC LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40th Floor, New York, New York 10019.

(2) Onex, J2R, Messrs. Johnson, Storrie, Bovee, Bubenzer, Hibbs, Kniss, Lamiman, Clement, Rosen and Rued and certain of the Company's other existing stockholders have entered into agreements pursuant to which such stockholders agreed to vote their shares of Common Stock in the same manner as Onex votes its shares on all matters presented to the Company's stockholders for a vote and, to the extent permitted by law, granted to Onex a proxy to effectuate such agreement. As a result, Onex has voting control of approximately 51.9% of the Common Stock. All of the Company's existing stockholders, including Alkin, have entered into an agreement providing for the election of the Board. As a result, such stockholders collectively have voting control over 92.9% of the Common Stock.

(3) Includes 14,420 shares issuable upon the exercise of currently exercisable options issued to Alkin in connection with the Company's acquisition of the automotive parking brake cable and lever business and light duty cable business from Alkin. Alkin has granted each of Messrs. Anderson and O'Loughlin and Ms. Westhues options to acquire 13,218 shares of the Class B Common Stock owned by Alkin. Messrs. Anderson, O'Loughlin and Orscheln and Ms. Westhues are officers of Alkin and, other than Mr. Orscheln, each disclaims beneficial ownership of the shares owned by Alkin other than the shares subject to each of their outstanding options. The address for Alkin is 2000 U.S. Highway 63 South, Moberly, Missouri 65270, and the address of each such individual is c/o Alkin at the same address.

(4) Includes 408,211 shares owned by J2R, of which Mr. Johnson is President, and 59,668 shares owned by Mr. Johnson. The address for Mr. Johnson and J2R is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(5) Includes 1,400 shares owned by Mr. Storrie's wife. Mr. Storrie disclaims beneficial ownership of such shares.

(6) Includes 408,211 shares owned by J2R, of which Mr. Hibbs is a stockholder, and 22,949 shares owned by Mr. Hibbs. Mr. Hibbs disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Hibbs is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(7) Includes 408,211 shares owned by J2R, of which Mr. Rued is a stockholder, and 45,898 shares owned by Mr. Rued. Mr. Rued disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Rued is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(8) Travelers Group Inc. (Travelers) reported as of December 31, 1996 shared voting and dispositive power with respect to 407,805 shares of Class A Stock. Smith Barney Holdings Inc. (Holdings), wholly owned by Travelers, also reported beneficial ownership of such shares. Smith Barney Mutual Funds Management Inc., wholly owned by Holdings, reported shared voting and dispositive power with respect to 350,000 shares of Class A Stock. The address for such entities is 338 Greenwich Street, New York, New York 10013.

(9) The TCW Group, Inc. (TCW) reported as of December 31, 1996 sole voting and dispositive power with respect to 373,600 shares of Class A Stock. Robert Day, as the holding company for TCW, also reported beneficial ownership of such shares. The address for TCW is 865 South Figueroa Street, Los Angeles, California 90017 and the address for Robert Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

(10) Dresdner Bank AG (Dresdner) reported as of December 31, 1996 sole voting power with respect to 273,600 shares of Class A Stock and sole dispositive power with respect to 320,500 shares of Class A Stock. RCM Capital Management, L.L.C. (RCM Capital), a wholly owned subsidiary of Dresdner, RCM Limited L.P., as the Managing Agent of RCM Capital, and RCM General Corporation, as the General Partner of RCM Limited L.P., also reported beneficial ownership of such shares. The address for Dresdner is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany and the address for the other entities is Four Embarcadero Center, Suite 2900, San Francisco, California 94111.

(11) State of Wisconsin Investment Board (SWIB) reported as of December 31, 1996 sole voting and dispositive power with respect to 192,000 shares of Class A Stock. The address for SWIB is P.O. Box 7842, Madison, Wisconsin 53707.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the Company's chief executive officer's and the four other most highly compensated executive officers' (the "named executive officers") compensation packages for the years ended December 31, 1996 and 1995. Other than the Stock Option Plan, the Company does not maintain any long-term compensation plans.

                                                                                             LONG-TERM
                                                             ANNUAL COMPENSATION           COMPENSATION
                                                    -------------------------------------  -------------
                                                                            OTHER ANNUAL      OPTIONS       ALL OTHER
               NAME AND                               SALARY      BONUS     COMPENSATION      GRANTED     COMPENSATION
          PRINCIPAL POSITION               YEAR       ($)(1)      ($)(1)       ($)(2)           (#)          ($)(3)
---------------------------------------  ---------  ----------  ----------  -------------  -------------  -------------

Karl F. Storrie                               1996  $  294,168  $  400,000    $  10,872         80,000      $   3,725
  President and Chief                         1995     258,340     300,000       11,775         --              3,600
  Executive Officer

Joe A. Bubenzer                               1996     168,000     140,000       10,424         10,000          2,637
  Senior Vice                                 1995     157,333     120,000        8,322         --              2,616
  President

Milton D. Kniss                               1996     144,000     135,000        5,082         10,000          4,512
  Vice President                              1995     122,000     110,000        6,250         --              2,776

David R. Bovee                                1996     140,000     125,000       10,257         10,000          4,447
  Vice President and                          1995     130,833     110,000        4,389         --              2,832
  Chief Financial Officer

John J. Knappenberger                         1996     135,000     110,000       47,156(5)      27,373          3,375
  Vice President                              1995       4,625(4)     45,000          83        --             --

------------------------

(1) Includes amounts deferred by employees under the Company's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) Includes the value of personal benefits and perquisites.

(3) The amounts disclosed in this column include amounts contributed by the Company to the Company's 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by the Company for term life insurance on behalf of the named executive officers.

(4) Mr. Knappenberger became an employee of the Company on December 18, 1995.

(5) Includes $39,263 for reimbursement of relocation costs.

1996 KEY EMPLOYEE STOCK OPTION PLAN

    In August 1996, the Board of Directors and stockholders approved the 1996 Key Employee Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan is administered by a committee of the Board of Directors (the "Committee"). Certain people who are full-time, salaried employees of the Company are eligible to participate in the Stock Option Plan (an "Employee Participant"). The Committee will select the Employee Participants and determine the terms and conditions of the options. The Stock Option Plan provides for up to 600,000 shares of Class A Stock to be issued thereunder, subject to certain adjustments reflecting changes in the Company's capitalization. The description of the Stock Option Plan set forth herein is qualified in it entirety by reference to the complete text of such Stock Option Plan, which is filed as an Exhibit to the Company's Registration Statement on Form S-1 (Reg. No. 333-06601), and incorporated herein by reference.

    The tables below disclose, for the named executive officers, information regarding stock options granted during, or held at the end of, 1996 pursuant to the Stock Option Plan.

OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                             % OF TOTAL                                   ANNUAL RATES OF
                                                               OPTIONS                                STOCK PRICE APPRECIATION
                                                OPTIONS      GRANTED TO      EXERCISE                    FOR OPTION TERM(4)
                                                GRANTED     EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
NAME                                              (#)        FISCAL YEAR    (PER SHARE)     DATE          5%          10%
---------------------------------------------  ----------  ---------------  -----------  -----------  ----------  ------------
K.F. Storrie.................................    80,000(1)         42.6%     $   14.50      8/14/06   $  729,518  $  1,848,741
J.A. Bubenzer................................    10,000(2)          5.3%         20.75      10/9/06      130,496       330,702
D.R. Bovee...................................    10,000(2)          5.3%         20.75      10/9/06      130,496       330,702
M.D. Kniss...................................    10,000(2)          5.3%         20.75      10/9/06      130,496       330,702
J.J. Knappenberger...........................     5,000(2)          2.7%         20.75      10/9/06       65,248       165,351
J.J. Knappenberger...........................    22,373(3)         11.9%         14.50      8/14/06      204,019       517,024

------------------------

(1) These options vest ratably over two years commencing one year from the date of grant.

(2) These options vest ratably over four years commencing one year from the date of grant.

(3) These options vest six months from the date of grant.

(4) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                                   YEAR-END(#)    YEAR-END($)
                                                                  -------------  -------------
                                                                  EXERCISABLE/   EXERCISABLE/
NAME                                                              UNEXERCISABLE  UNEXERCISABLE
----------------------------------------------------------------  -------------  -------------
K.F. Storrie....................................................    --/ 80,000   $  --/640,000
J.A. Bubenzer...................................................    --/ 10,000   $   --/17,500
D.R. Bovee......................................................    --/ 10,000   $   --/17,500
M.D. Kniss......................................................    --/ 10,000   $   --/17,500
J.J. Knappenberger..............................................    --/ 27,373   $  --/187,734

TERMS OF THE STOCK OPTION PLAN

    Options granted under the Stock Option Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of Class A Stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Class A Stock on the date of grant.

    Options granted under the Stock Option Plan may be subject to time vesting and certain other restrictions at the Committee's sole discretion. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 90 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

    All outstanding options under the Stock Option Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding options will terminate and Employee Participants will be entitled to the full benefit of their options immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board of Directors.

    The Board of Directors generally will have the power and authority to amend the Stock Option Plan at any time without approval of the Company's stockholders; however, the Board of Directors may not amend the Stock Option Plan to materially alter the plan eligibility requirements, number of shares issuable under the plan or benefits to participants in the plan without the approval of the Company's stockholders.

FEDERAL INCOME TAX CONSEQUENCES RELEVANT TO THE STOCK OPTION PLAN

    The following is intended only as a brief summary of the federal income tax rules relevant to stock options issued and supplemental cash payments made under the Stock Option Plan. These rules are highly technical and subject to change in the future. In particular, the discussion of ISOs is based, in part, on proposed regulations which may be amended substantially before they are adopted in final form. The discussion of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is based on amendments that are effective as of March 1, 1993 and August 15, 1996. Optionees should consult their personal tax advisors with respect to the tax consequences (including those under state and local tax laws) associated with stock options.

    NONQUALIFIED STOCK OPTIONS. As optionee does not recognize any taxable income, and the Company is not entitled to a deduction, upon the grant of an NQO. Upon the exercise of an NQO, the optionee recognizes compensation income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the shares acquired as of the exercise date over the option exercise price, provided that such shares are not subject to a "substantial risk of forfeiture" (an "SRF") within the meaning of Section 83 of the Code. The Company is generally entitled to a deduction equal to the compensation income recognized by the optionee.

    An optionee will not recognize any taxable income on the exercise of an NQO if the stock received by such optionee is subject to an SRF and the optionee does not make an election under Section 83(b) of the Code to recognize income on the exercise date (a "Section 83(b) Election"). In such case, the optionee recognizes compensation income on the date the SRF expires equal to the excess of the fair market value of the stock on such date over the option exercise price. However, if the optionee makes a Section 83(b) Election with respect to stock subject to an SRF, the optionee recognizes compensation income on the exercise date (and not on the date the SRF lapses) equal to the excess of the fair market value of such stock on the exercise date (determined without regard to the SRF) over the exercise price.

    In the case of an optionee subject to six month short-swing profit liability under Section 16(b) of the Exchange Act (a "16(b) person") (typically, officers, directors and major stockholders of the Company), compensation income is generally recognized on the later of the exercise date or the date six months after the grant date. However, if such optionee makes a Section 83(b) Election, the optionee recognizes compensation income on the exercise date even if such date occurs within six months of the grant date. The amount of compensation income recognized is equal to the excess of the fair market value of the shares acquired (determined as of the date the optionee recognizes compensation income) over the option exercise price.

    An optionee's basis in the stock acquired pursuant to the exercise of an NQO is equal to such stock's fair market value on the date compensation income is recognized with respect to such stock. If an optionee sells such shares, such optionee will recognize capital gain or loss equal to the difference between the selling price of the shares and the optionee's basis in the shares. Such capital gain or loss will be long- or short-term, depending on whether the optionee has held the shares for more than one year form the date compensation income is recognized with respect to the shares. The Company is not entitled to any deduction with respect to any capital gain recognized by the optionee.

    INCENTIVE STOCK OPTIONS. An optionee does not recognize taxable income on the grant or exercise of an ISO. However, the excess of the stock's fair market value on the exercise date (or in the case of a 16(b) person, the fair market value on the exercise date or six months after the date of grant, whichever is later) over the option exercise price will be included in the optionee's alternative minimum taxable income and thereby may subject the optionee to an alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his or her ISO with which to pay such tax. Upon the disposition of shares of Class A Stock acquired pursuant to the exercise of an ISO (i) more than one year after the date of exercise and
(ii) more than two years after the date of grant (the "Required Holding Periods"), the optionee recognizes long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or a disposition of stock received upon the exercise of an ISO after the Required Holding Periods have been satisfied.

    If an optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the Required Holding Periods (a "Disqualifying Disposition"), the difference between the exercise price paid for such shares and the lesser of (i) the fair market value of the shares upon the date of exercise (or in the case of a 16(b) person, the fair market value on the exercise date or six months after the date of grant, whichever is later) or (ii) selling price, will constitute compensation taxable to the optionee as ordinary income. The Company is allowed a corresponding tax deduction equal to the amount of compensation taxable to the optionee. If the selling price of the stock exceeds the fair market value on the exercise date (or six months after the date of grant, if later, in the case of a 16(b) Person), the excess will be taxable to the optionee as capital gain (long-term or short-term, depending upon whether the optionee held the stock for more than one year). The Company is not allowed a deduction with respect to any such capital gain recognized by the optionee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee are Messrs. Clement, Brooker and Edwards. See "Certain Relationships and Related Transactions" for certain information concerning Onex.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The following has been submitted by the Compensation Committee:

GENERAL EXECUTIVE OFFICER COMPENSATION POLICIES

    The Compensation Committee, which was established in connection with the Company's initial public offering of Common Stock in August 1996, is responsible for developing and recommending the Company's executive compensation policies to the Board of Directors. The Compensation Committee believes that executive compensation should be related to the value created for the Company's stockholders. The executive officer compensation program has been designed to attract and retain highly qualified and motivated employees, and to reward superior performance. The executive compensation program consists of three components: (1) base salary; (2) annual cash bonus; and (3) long-term equity incentives.

BASE SALARY

    The base salaries of the executive officers are based upon market and competitive factors. This includes a comparison of the salaries for similar positions at comparable companies. Increases in base salaries are based upon the performance of the executive officers as compared to pre-established goals.

ANNUAL CASH BONUS

    The annual cash bonus for the executive officers is based in part on the overall financial performance of the Company and in part on the performance of the executive officer. The financial performance of the Company is measured by revenue and operating income growth and actual performance against budgeted performance. The performance of the executive officer is measured against pre-established goals determined prior to the beginning of the year.

LONG-TERM EQUITY INCENTIVES

    The long-term equity incentives consist of awards under the Stock Option Plan administered by the Compensation Committee. Pursuant to the terms of the Stock Option Plan, options are granted at an exercise price equal to the Company's Common Stock price on the date the options are granted. The Compensation Committee believes the Stock Option Plan aligns management's long-term interests with stockholder interests, as the ultimate compensation is based upon the Company's stock performance. The Compensation Committee also believes the Stock Option Plan is a cost effective method of providing key management with long-term compensation. The Compensation Committee approves the employees who participate in the Stock Option Plan based upon recommendations by the Chairman of the Board of Directors and the Chief Executive Officer. The Compensation Committee determines the terms and conditions of the options based upon individual performance, responsibility and tenure with the Company. The Compensation Committee may also, based on the recommendation of the Board of Directors, approve the issuance of stock option agreements not in connection with the Stock Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The 1996 base salary of Karl F. Storrie, the Company's Chief Executive Officer ("CEO"), $294,168, was based upon market and competitive factors. Mr. Storrie's base salary in 1995 was $258,340. The CEO's annual cash bonus is determined in part based on the financial performance of the Company and in part on the performance of the CEO. The financial performance of the Company is measured by increases in revenues and operating income against budgeted amounts. The performance of the CEO is measured against pre-established goals and against the Company's long-term strategy. The CEO also participates in the Stock Option Plan described above and was granted options covering 80,000 shares during 1996.

    The foregoing report has been approved by all members of the Compensation Committee.

Compensation Committee:
    W.H. Clement, Chairman
    Robert E. Brooker, Jr.
    Jack K. Edwards

                               PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on August 14, 1996 with the Nasdaq National Market Index and with the OEM Automotive Supplier Composite Index. The OEM Automotive Supplier Composite Index consists of the following:
A.O. Smith Corporation, Amcast Industrial Corporation, Bailey Corporation, Bestop, Inc., Borg-Warner Automotive, Breed Technologies Citation Corporation, Collins & Aikman, Control Devices, Dana Corporation, Donnelly Corporation, Douglas & Lomanson Company, Dura Automotive Systems, Inc., Excel Industries, Inc., Gentex Corporation, Harvard Industries, Inc., Hayes Wheels International, Inc., Intermet Corporation, Lear Corporation, Magna International, Inc., MascoTech, Inc., Masland Corporation, Simpson Industries, Inc., Standard Products Company, STRATTEC Security, Superior Industries International, Tower Automotive, Inc. and Walbro Corporation. The comparison is based on the assumption that $100.00 was invested on August 15, 1996 in each of the Common Stocks, the Nasdaq National Market Index and the OEM Automotive Supplier Composite Index with dividends reinvested.

                           COMPARISON OF TOTAL RETURN
                      AMONG NASDAQ NATIONAL MARKET INDEX,
                    OEM AUTOMOTIVE SUPPLIER COMPOSITE INDEX
                       AND DURA AUTOMOTIVE SYSTEMS, INC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 DRRA      NASDAQ     OEM SUPPLIERS
Aug. 14, 1996        100        100              100
Dec. 31, 1996      155.2      113.8            124.7

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the acquisition of the brake and cable business of Alkin Co. (Alkin) in 1994, the Company entered into agreements with Alkin whereby the Company receives services related to data processing, payroll, personnel administration and other administrative matters. Amounts paid under these agreements were $570,000 in 1994, $1,788,000 in 1995 and $1,258,000 in 1996. In
addition, the Company and Alkin agreed to supply each other's operations with certain items necessary for the manufacture of their respective products. These supply agreements are for periods of up to five years and the Company is required to purchase such supplies from Alkin only so long as the supply terms remain no less favorable than could be obtained from an independent party.

    The Company, Onex, J2R, Alkin and Messrs. Johnson and Hibbs and certain other investors are parties to a Stockholders Agreement pursuant to which each party has agreed to vote his or its shares in the same manner that Onex votes its shares of the Company's Common Stock.

    The Company, Onex and certain stockholders including J2R, Alkin, Messrs. Johnson and Storrie are parties to a registration agreement pursuant to which the Company has granted certain of its stockholders rights to register shares of the Company's Common Stock.

    Under the terms of a management agreement, which was terminated in August 1996, the Company paid Hidden Creek monthly management fees for certain administrative services. Total management fees of approximately $881,000 were paid for the eight-month period ended August 1996. The Company also paid fees to Hidden Creek of approximately $750,000 in 1996 in connection with the acquisitions of the parking brake business from Rockwell Light Vehicle Systems France S.A. and KPI Automotive Group from Sparton Corporation and the offering of 3,795,000 shares of Class A Stock in August 1996. Certain officers and employees of Hidden Creek continue to provide services to the Company. Subsequent to the termination of the management fee, a portion of the salaries and expenses of such Hidden Creek officers and employees, of approximately $175,000, was allocated to the Company.

    In connection with the December 1991 private placement of Common Stock, Mr. Storrie acquired 139,531 shares of Class B Stock. The Company loaned Mr. Storrie $75,000 in connection with such purchase. The loan bears interest at 1 1/2% above the Base Rate, matures on December 31, 1998 and is secured by a pledge of the shares.

                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

    Proposals of Stockholders intended to be presented at the Annual Meeting in 1998 must be received by the assistant secretary of Dura Automotive Systems, Inc., 2791 Research Drive, Rochester Hills, Michigan, 48309, not later than December 2, 1997 to be considered for inclusion in the Company's 1998 Proxy materials. As of March 21, 1997, no proposals to be presented at the 1997 Annual Meeting had been received by the Company.

                             ADDITIONAL INFORMATION

    This solicitation is being made by the Company. All expenses of the Company in connection with this solicitation will be borne by the Company. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward Proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

    The Company will furnish without charge to each person whose Proxy is being solicited, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the SEC, including the financial statements. Requests for copies of such Annual Report on Form 10-K should be directed to: Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, MN 55402.

    PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By order of the Board of Directors,

                                                [SIGNATURE]

                                          DAVID R. BOVEE, ASSISTANT SECRETARY

March 31, 1997

                         DURA AUTOMOTIVE SYSTEMS, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Dura Automotive Systems, Inc. (the "Company"), hereby appoints S.A. Johnson and Karl F. Storrie, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of the Class A Common Stock of the Company held of record by the undersigned on March 21, 1997 at the 1997 Annual Meeting of stockholders of the Company to be held on May 14, 1997 at 1:00 p.m., Eastern Time, and at any and all adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.



             DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

                DURA AUTOMOTIVE SYSTEMS, INC. 1997 ANNUAL MEETING


                1 - Neil C. Anderson, 2 - Robert E.
                Brooker, Jr., 3 - W.H. Clement,
                4 - Jack K. Edwards, 5 - Robert R.
1. ELECTION OF  Hibbs, 6 - S.A. Johnson, 7 - James L.     / / FOR   / / WITHHOLD
   DIRECTORS    O'Loughlin, 8 - William L. Orschein
                9 - Eric J. Rosen, 10 - Karl F.
                Storrie, 11 - Barbara A. Westhues

(Instructions: To withhold authority to vote for any
indicated nominee, write the number(s) of the nominee(s)        /              /
in the box provided to the right.)

2. To ratify the selection of Arthur Andersen LLP as the Company's
   Independent Public Accountants.             / / FOR  / / AGAINST  / / ABSTAIN

3. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 1997 Annual Meeting and at any adjournment or postponement thereof.

Address Change?                Date
MARK BOX         / /               ------------------   NO. OF SHARES
Indicate changes below:

                                                     /                         /
                                                     /                         /
                                                     /                         /

                                                     SIGNATURE(S) IN BOX
                                                     Please sign exactly as your
                                                     name appears hereon. When
                                                     shares are held by joint
                                                     tenants, both should sign.
                                                     When signing as attorney,
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation, please sign
                                                     in full corporate name by
                                                     President or other
                                                     authorized officer. If a
                                                     partnership, please sign in
                                                     partnership name by an
                                                     authorized person.

                         DURA AUTOMOTIVE SYSTEMS, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Dura Automotive Systems, Inc. (the "Company"), hereby appoints S.A. Johnson and Karl F. Storrie, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of the Class B Common Stock of the Company held of record by the undersigned on March 21, 1997 at the 1997 Annual Meeting of stockholders of the Company to be held on May 14, 1997 at 1:00 p.m., Eastern Time, and at any and all adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.



             DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

                DURA AUTOMOTIVE SYSTEMS, INC. 1997 ANNUAL MEETING


                1 - Neil C. Anderson, 2 - Robert E.
                Brooker, Jr., 3 - W.H. Clement,
                4 - Jack K. Edwards, 5 - Robert R.
1. ELECTION OF  Hibbs, 6 - S.A. Johnson, 7 - James L.     / / FOR   / / WITHHOLD
   DIRECTORS    O'Loughlin, 8 - William L. Orschein
                9 - Eric J. Rosen, 10 - Karl F.
                Storrie, 11 - Barbara A. Westhues

(Instructions: To withhold authority to vote for any
indicated nominee, write the number(s) of the nominee(s)        /              /
in the box provided to the right.)

2. To ratify the selection of Arthur Andersen LLP as the Company's
   Independent Public Accountants.             / / FOR  / / AGAINST  / / ABSTAIN

3. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 1997 Annual Meeting and at any adjournment or postponement thereof.

Address Change?                Date
MARK BOX         / /               ------------------   NO. OF SHARES
Indicate changes below:

                                                     /                         /
                                                     /                         /
                                                     /                         /

                                                     SIGNATURE(S) IN BOX
                                                     Please sign exactly as your
                                                     name appears hereon. When
                                                     shares are held by joint
                                                     tenants, both should sign.
                                                     When signing as attorney,
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     a corporation, please sign
                                                     in full corporate name by
                                                     President or other
                                                     authorized officer. If a
                                                     partnership, please sign in
                                                     partnership name by an
                                                     authorized person.